Exhibit 10.1

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Fifth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of September 29, 2020 by and among CS Disco, Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each, an “Investor” and, collectively, the “Investors”), certain of the Company’s holders of Common Stock listed on Exhibit B hereto with respect to any shares of Common Stock held by such Persons (each, a “Common Holder” and, collectively, the “Common Holders”) and each person who becomes a party hereto as a Holder pursuant to Section 5.1.

RECITALS:

The Company and certain of the Investors are parties to the Series F Preferred Stock Purchase Agreement, dated as of the date of this Agreement (as amended or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Company has agreed to sell, and such Investors have agreed to purchase, shares of Series F Convertible Preferred Stock of the Company, par value $0.001 per share (“Series F Preferred Stock”);

The parties’ obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

The Company and certain of the Investors and the Common Holders are parties to that certain Fourth Amended and Restated Investors’ Rights Agreement, dated January 15, 2019 (as amended, the “Fourth Amended and Restated Agreement”);

Pursuant to Section 5.3 of the Fourth Amended and Restated Agreement, any provision thereof may be amended only with the written consent of the Company and the holders of a majority of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), the Company’s Series D Convertible Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), and the Company’s Series E Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”), then outstanding, voting together as a single class;

The parties to this Agreement hold at least the number of shares of capital stock of the Company necessary to amend the Fourth Amended and Restated Agreement and desire to amend and restate the Fourth Amended and Restated Agreement to set forth the rights of the parties hereto; and In accordance with the Fourth Amended and Restated Agreement, such amendment and restatement shall be binding on all parties to the Fourth Amended and Restated Agreement, even if they do not consent to such amendment and restatement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Agreement, the parties to this Agreement hereby amend and restate the Fourth Amended and Restated Agreement in its entirety and agree as follows:

Section 1. REGISTRATION RIGHTS.

1.1 Definitions. Terms defined in the Purchase Agreement and not otherwise defined in this Agreement are used in this Agreement with the same meaning as defined in the Purchase Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

“Agreement” has the meaning set forth in the Preamble.

“Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

“BVP” means Bessemer Venture Partners VIII L.P. and Bessemer Venture Partners VIII Institutional L.P.

“Board” means the Board of Directors of the Company.

“Certificate” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Holder” or “Common Holders” has the meaning set forth in the Preamble and includes any transferees of Registrable Securities of a Common Holder permitted by this Agreement.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company” has the meaning set forth in the Preamble.

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the indemnifying party (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (a) a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, stock incentive or stock appreciation plan or arrangement, (b) a transaction pursuant to Rule 145 promulgated under the Securities Act; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“Final Prospectus” has the meaning set forth in Section 1.9(d).

“Form S-3” means such form under the Securities Act as is in effect on the date of this Agreement or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Fourth Amended and Restated Agreement” has the meaning set forth in the Recitals.

“Fully Diluted Common Stock” shall mean, at any time, the then outstanding shares of Common Stock plus (without duplication) all shares of Common Stock issuable (at the time or upon passage of time or the occurrence of future events) upon the exercise, conversion or exchange of all then outstanding rights, warrants, options, convertible securities or other rights or securities convertible into, directly or indirectly, Common Stock, including all Common Stock issuable upon the conversion of the shares of Preferred Stock.

“GAAP” means generally accepted accounting principles consistently applied.

“Georgian” means Georgian Partners Growth Fund IV, LP, Georgian Partners Growth Fund (International) IV, LP and Georgian Council II ULC and their respective Affiliates.

“Holder” means any Person owning Registrable Securities or any assignee thereof in accordance with Section 5.1; provided, however, a Common Holder shall not be considered a Holder for the purposes of Section 1.2; provided further, that for purposes of this Agreement, a holder of shares of Preferred Stock shall be deemed to be the Holder of the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock. The Company shall not be obligated to register shares of Preferred Stock, and Holders of Registrable Securities shall not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted under this Agreement until immediately before the closing of the offering to which the registration relates.

“immediate family” has the meaning set forth in Section 5.16.

“Initiating Holders” means any holder or holders of Preferred Stock who in the aggregate hold not less than a majority of the outstanding Registrable Securities held by all holders of Preferred Stock.

“Investor” or “Investors” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in Section 1.2(a).

“LiveOak” means LiveOak Venture Partners I, L.P., a Delaware limited partnership, LiveOak Venture Partners 1A, L.P., a Delaware limited partnership, and their respective affiliates.

“New Securities” has the meaning set forth in Section 2.2.

“Nonpurchasing Holder” has the meaning set forth in Section 2.3.

“Notice” has the meaning set forth in Section 2.3.

“Overallotment Notice” has the meaning set forth in Section 2.3.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or a governmental entity or any department, agency or political subdivision of any such entity.

“Piggyback Notice” has the meaning set forth in Section 1.4.

“Piggyback Registration” has the meaning set forth in Section 1.4.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchasing Holder” has the meaning set forth in Section 2.3.

The terms “register,” “registration” and “registered” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (a) the Common Stock issued to the Common Holders; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Section 1.2, (b) all the shares of Common Stock issued or issuable upon the conversion of shares of Preferred Stock; (c) any Common Stock acquired by the Investors after the date hereof, including Common Stock issued or issuable upon conversion of any capital stock (or upon the conversion or exercise of any warrant, option, right or other security) of the Company; and (d) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, option, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Preferred Stock or Common Stock described in clause (a), (b) or (c) above; excluding, in all cases, any securities sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement or any securities sold in a registered public offering under the Securities Act or sold pursuant to Rule 144 promulgated under the Securities Act.

The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Fully Diluted Common Stock that are Registrable Securities and are then (a) issued and outstanding or (b) issuable pursuant to the exercise or conversion of then outstanding and then exercisable, warrants, options or convertible securities.

“Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, reasonable fees and expenses incurred by one counsel for all selling Holders not to exceed $50,000, blue sky fees and expenses and expenses of any regular or special audits incident to or required by any such registration, but shall not include underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” has the meaning set forth in the Recitals.

“Series B Preferred Stock” has the meaning set forth in the Recitals.

“Series C Preferred Stock” has the meaning set forth in the Recitals.

“Series D Preferred Stock” has the meaning set forth in the Recitals.

“Series E Preferred Stock” has the meaning set forth in the Recitals.

“Series F Preferred Stock” has the meaning set forth in the Recitals.

“SG” means SG-Disco, LLC.

“Spin-out Entity” has the meaning set forth in Section 2.5.

“Stockholders’ Agreement” means the Fifth Amended and Restated Stockholders’ Agreement, dated as of the date hereof, by and among the Company and the stockholders named therein.

“Subsidiary” means any corporation more than 50% of the outstanding voting securities of which are owned by the Company or any Subsidiary, directly or indirectly, or a partnership or limited liability company in which the Company or a Subsidiary is a general partner or managing member or holds interests entitling it to receive more than 50% of the profits or losses of the partnership or limited liability company.

“Wholly Owned Subsidiary” means a Subsidiary, all of the outstanding voting securities of which are owned by the Company, directly or indirectly, or of which the Company is the sole general partner or manager and in which the Company holds interests entitling it to receive 100% of the profits and losses of the Subsidiary.

1.2 Requested Registration.

(a) Requested Registration. Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (y) five years after the date of this Agreement or (z) 180 days after the effective date of the registration statement covering the Company’s first underwritten public offering of its Common Stock under the Securities Act (the “IPO”), a written request from Initiating Holders that the Company effect a registration covering at least 25% of the Registrable Securities and having an anticipated aggregate price (net of underwriting discounts and commissions) to the public of not less than $40,000,000, the Company shall:

(i) promptly give written notice of such requested registration to all other Holders; and

(ii) as soon as reasonably practicable, and in any event within 90 days after receipt of such request, file a registration statement covering all Registrable Securities as are specified in such request, together with all Registrable Securities specified in writing by the other Holders and received by the Company within 20 days after such written notice from the Company is mailed.

(b) The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.2:

(i) after the Company has effected two such registrations pursuant to Section 1.2(a);

(ii) within 12 months after the effective date of the first registration made pursuant to this Section 1.2;

(iii) during the period commencing with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a Company-initiated registration subject to Section 1.4; provided, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made under Section 1.3 of this Agreement;

(v) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(vi) if the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); or

(vii) if the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (b)(vi) above to firmly underwrite the offering.

(c) Right to Defer Registration. Notwithstanding the foregoing, if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration to be effected at such time because such registration (i) would have a material adverse effect on any significant acquisition, merger, consolidation, tender offer or any other similar material transaction involving the Company; (ii) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer the filing of the registration statement no more than once during any 12-month period for a period of not more than 90 days after receipt of the request of the Initiating Holders under this Section 1.2; provided, that the Company shall not register any securities for the account of itself or any other stockholder during such period other than an Excluded Registration.

(d) Underwriting.

(i) The Initiating Holders shall have the right to select one or more underwriters (reasonably acceptable to the Company) to manage the offering and registration as part of the request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice sent to all other Holders. Unless otherwise agreed by such underwriters and a majority of the Initiating Holders, no person may participate in any registration under this Agreement that is underwritten unless such person (A) agrees to sell such person’s securities on the basis provided in the proposed underwriting arrangements and (B) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, that no Holder shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Holder and such Holder’s intended method of distribution. Notwithstanding any other provision of this Section 1.2, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant to this Agreement, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders in proportion (as nearly as practicable) to the number of Registrable Securities requested by such Holders to be included in the registration; provided, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first excluded entirely from the underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(ii) For purposes of this Section 1.2, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 1.2(d)(i), fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

1.3 Form S-3 Registration. If, at any time when it is eligible to use a Form S-3 registration statement, the Company receives a written request or requests from the Initiating Holders that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company shall:

(a) Promptly give written notice of the requested registration to all other Holders of Registrable Securities; and

(b) As soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request in writing within 20 days after receipt of the written notice from the Company; provided, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.3:

(i) if Form S-3 is not available for such offering by such Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) having an anticipated aggregate offering price (net of underwriting discounts and commissions) of less than $10,000,000;

(iii) if the Company shall furnish to the Holders requesting a registration pursuant to this Section 1.3 a certificate signed by the president or chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time because such registration (A) would have a material adverse effect on any acquisition, merger, consolidation, tender offer or any other similar material transaction involving the Company; (B) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (C) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any 12-month period for a period of not more than 90 days after receipt of the request of the Initiating Holders under this Section 1.3; provided, that the Company shall not register any securities for the account of itself or any other stockholder during such period other than an Excluded Registration;

(iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.3; or

(v) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a Company-initiated registration subject to Section 1.4; provided, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 1.3, and the Company shall include such information in the written notice referred to in Section 1.3(a). The provisions of Section 1.2(d) shall be applicable to such request (with the substitution of Section 1.3 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as reasonably practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.3 shall not be counted as requests for registrations effected pursuant to Section 1.2.

(e) At all times following the Company’s IPO, the Company shall use its commercially reasonable efforts to become and remain eligible to use a Form S-3 registration statement.

1.4 Piggyback Registrations. If, at any time after its IPO, the Company proposes to register (including for this purpose a registration effected by the Company for stockholders, and with respect to the Common Holders any registrations pursuant to Sections 1.2, but excluding any registrations pursuant to Section 1.3) any of its securities under the Securities Act (other than pursuant to an Excluded Registration) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration (each, a “Piggyback Notice”). Subject to Sections 1.4(a) and 1.4(b) below, the Company shall include in such registration all shares of Registrable Securities that Holders request the Company to include in such registration by written notice given to the Company within 30 days after the date of sending of the Piggyback Notice. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.4 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

(a) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten public offering of equity securities by the Company and the representative of the underwriters advises the Company in writing that in its opinion marketing factors require a limitation of the number of securities to be included in such registration, the Company shall include in such registration (i) first, the securities proposed to be sold by the Company; (ii) second, the number of shares of Registrable Securities requested to be included in such registration by the Holders (provided, that, except in connection with the Company’s IPO, at least 25% of the Registrable Securities requested by the Investors to be included in such registration shall be included); and (iii) third, other securities requested to be included in such registration.

(b) Priority on Secondary Registrations. If a Piggyback Registration relates to an underwritten public offering of equity securities by holders of the Company’s securities (other than pursuant to this Agreement) and the representative of the underwriters advises the Company in writing that in its opinion marketing factors require a limitation of the number of securities to be included in such registration, the Company shall include in such registration (i) first, the securities requested to be included in such registration by the holders requesting such registration (which, in the case of a registration pursuant to Section 1.2, shall be the Initiating Holders); (ii) second, the number of Registrable Securities requested to be included in such registration by the Holders; and (iii) third, any other securities.

(c) Underwritten Piggyback Registrations. If a Piggyback Registration relates to an underwritten public offering of equity securities by the Company, the Company shall not be required to include any of the Holders’ securities in such registration unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters; provided, that no Holders shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Holder and such Holder’s intended method of distribution. For purposes of the allocation of shares of Registrable Securities to be included in a registration pursuant to Sections 1.4(a) and (b), for any Investor that is an investment fund, partnership, limited liability company or corporation, (i) the partners, members, retired partners, retired members, stockholders and affiliates of any Investor, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons, shall be deemed to be a single “Holder”; (ii) any pro rata allocation with respect to such “Holder” shall be based upon the aggregate amount of shares of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this sentence; and (iii) such “Holder” may allocate the Registrable Securities allowed to be included in such registration by such “Holder” to its related entities and individuals in its sole discretion.

1.5 Registration Procedures. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to 60 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) Prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) Furnish to the selling Holders such number of copies of a prospectus, including a preliminary prospectus, and each amendment and supplement to any such prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d) Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Initiating Holders; provided, that the Company shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (ii) to subject itself to taxation in any jurisdiction;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

(f) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating to such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances then existing;

(g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Initiating Holders, addressed to the underwriters, if any, and to the Initiating Holders and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the Initiating Holders requesting registration, addressed to the underwriters, if any, and to the Initiating Holders;

(h) Use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange and trading system on which similar securities issued by the Company are then listed;

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j) Make available for inspection by any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant or agent in connection with such registration statement;

(k) In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, use its reasonable efforts promptly to obtain the withdrawal of such order;

(l) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(m) If any such registration or comparable statement refers to any Holder by name or otherwise as the holder of any securities of the Company and if, in the sole and exclusive judgment of such Holder, such Holder is or might be deemed to be a controlling person of the Company, such Holder shall have the right to require (i) the inclusion in such registration statement of language, in form and substance reasonably satisfactory to such Holder, to the effect that the holding of such securities by such Holder is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered by such registration statement and that such holding does not imply that such Holder shall assist in meeting any future financial requirements of the Company or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Holder; provided, that with respect to this clause (ii) such Holder shall furnish to the Company an opinion of counsel to such effect, which opinion of counsel shall be reasonably satisfactory to the Company;

(n) Notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(o) After such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus; and

(p) At all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, ensure that the Company’s insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

1.6 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.2, 1.3 and 1.4 of this Agreement shall be borne by the Company; provided, that, if the Holders bear the Registration Expenses for any registration proceeding begun pursuant to Sections 1.2 or 1.3 and subsequently withdrawn by the Holders registering shares in such registration proceeding, such registration proceeding shall not be counted as a registration pursuant to Section 1.2 or 1.3, as applicable. All underwriting discounts, selling commissions and stock transfer taxes relating to securities so registered shall be borne by the Holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf, as shall any other expenses in connection with the registration required to be borne by the Holders of such securities.

1.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.2, 1.3 or 1.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the timely registration of their Registrable Securities.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. If any Registrable Securities are included in a registration statement under Sections 1.2, 1.3 or 1.4:

(a) By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the owners, partners, officers, managers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Exchange Act, against any Damages to which they may become subject; and the Company shall reimburse each such Holder, owner, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Damages to the extent (and only to the extent) that it arises out of or is based upon actions or omissions that occur in reliance upon and in conformity with written information furnished by such Holder, or an owner, partner, officer, manager, director, underwriter or controlling person of such Holder, expressly for use in connection with such registration.

(b) By Selling Holders. To the extent permitted by law, each selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s owners, partners, directors, managers or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any Damages to which the Company or any such director, manager, officer, controlling person, underwriter or other such Holder, owner, partner, director, manager, officer or controlling person of such other Holder may become subject, in each case to the extent (and only to the extent) that such action or omission occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and

each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, manager, officer, controlling person, underwriter or other Holder, owner, partner, officer, manager, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, nor shall the total amounts payable in indemnity by a Holder under this Section 1.9(b) in respect of any action or omission exceed the proceeds from the offering received by such Holder except in the case of fraud or willful misconduct by such Holder.

(c) Notice. Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect of such action is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement of such action, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense of such action with counsel mutually satisfactory to the parties; provided, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to an actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to the indemnifying party’s ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any action or omission made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 1.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.9 provides for indemnification in such case or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 1.9, then, and in each such case, the Company and such Holder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, that, in any such case, (A) no such Holder shall be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; and, provided, further, that in no event shall a Holder’s liability pursuant to this Section 1.9(e), when combined with the amounts paid or payable by such Holder pursuant to Section 1.9(b), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(f) Survival. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control. Unless otherwise superseded by an underwriting agreement entered into in connection with any underwritten public offering, the obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement and shall survive until the conclusion of their applicable statute of limitations.

1.10 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days, or such other period as may be requested by the Company or the managing underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (x) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the registration statement for the IPO or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (x) or (y) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1.10 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Holders if all officers, directors and holders of more than 1% of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 1.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 1.10 or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company shall impose stop-transfer instructions with respect to the shares of Common Stock or Preferred Stock of each Holder (and transferees and assignees thereof) until the end of such restricted period.

Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters, including any such waiver or termination with respect to management and/or employees of the Company, shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to up to 1,000,000 shares of the Common Stock.

1.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include securities in any registration unless such holder or prospective holder may include such securities only to the extent that the inclusion of such securities shall not reduce the number of Registrable Securities that are included or (b) to make a demand registration.

1.12 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the Registrable Securities to the public without registration, the Company shall:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) use diligent efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) so long as a Holder owns any Registrable Securities, to furnish to the Holder immediately upon request (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act); (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

1.13 Restrictions on Transfer.

(a) Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Registrable Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Registrable Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 1.13 and Section 1.10, and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii) The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and the Holder shall have furnished the Company, at the Holder’s expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Registrable Securities under the Securities Act, (B) a “no action” letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto or (C) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge or transfer of the Registrable Securities may be effected without registration under the Securities Act, whereupon the holder of such Registrable Securities shall be entitled to transfer such Registrable Securities in accordance with the terms of the notice delivered by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (y) in any transaction in compliance with Rule 144 under the Securities Act or (z) in any transaction in which such Holder distributes Registrable Securities to an Affiliate of such Holder for no consideration; provided, that each transferee agrees in writing to be subject to the terms of this Section 1.13.

(b) Each Holder that is described in one of the categories of entities or persons specified in Rule 506(d)(1) of the Securities Act agrees not to make any sale, assignment, transfer, pledge or other disposition of any voting securities of the Company, or any beneficial interest therein, unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any person that would be deemed a beneficial owner of those voting securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification.

1.14 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 1.2, 1.3 or 1.4 with respect to: (a) any request or requests for registration made by any Holder on a date (i) following a Deemed Liquidation Event (as defined in the Certificate) or (ii) more than five years after the closing of a Qualified Public Offering (as defined in the Certificate) or (b) any Registrable Securities proposed to be sold by a Holder (together with any affiliate of such Holder with whom such Holder must aggregate its sales under Rule 144 promulgated under the Securities Act) in a registration pursuant to Sections 1.2, 1.3 or 1.4 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold pursuant to Rule 144(b)(1) promulgated under the Securities Act.

Section 2. RIGHTS ON SUBSEQUENT ISSUANCES.

2.1 General. Each Investor shall have the right to purchase such Investor’s Pro Rata Share of all or any part of any New Securities (as defined in Section 2.2) that the Company may from time to time issue or sell after the date of this Agreement. An Investor’s “Pro Rata Share” for purposes of this right of first offer is the ratio of (a) the number of shares of Fully Diluted Common Stock held by such Investor to (b) the total number of shares of Fully Diluted Common Stock of the Company. An Investor shall be entitled to apportion the right of first offer hereby granted to it, in such proportions as it deems appropriate, among itself and its Affiliates.

2.2 New Securities. “New Securities” shall mean any shares of Common Stock or preferred stock of the Company, whether or not now authorized, and rights, options or warrants to purchase such Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or preferred stock; provided, that the term “New Securities” does not include:

(a) shares of Series F Preferred Stock issued pursuant to the Purchase Agreement;

(b) shares of Common Stock issued or issuable upon conversion of outstanding shares of Preferred Stock, or as a dividend or distribution on outstanding shares of Preferred Stock;

(c) shares of Common Stock (or options or rights for Common Stock) granted pursuant to the CS Disco, Inc. Long Term Incentive Plan, any other written stock option, stock purchase, stock incentive or stock appreciation plan or arrangement, and any increase in the number of shares of Common Stock reserved for issuance pursuant to any of the foregoing; provided, that such plan or arrangement (i) has been approved by the Board prior to the date hereof, or (ii) is approved by a majority of the Board (including a majority of the then-serving Preferred Directors (as defined in the Certificate)) and by the holders of a majority of the Preferred Stock;

(d) shares of the Company’s Common Stock or preferred stock (and/or options, rights or warrants for Common Stock or preferred stock) issued or issuable in connection with a real property or equipment lease transaction, bank loan or other debt financing transaction, sponsored research, collaboration, technology license, development, OEM, marketing or other similar arrangements, agreements or strategic partnerships that are not primarily for equity financing purposes, in each case, that is approved by the Board (including a majority of the then-serving Preferred Directors);

(e) shares of Common Stock or preferred stock issued in connection with any stock split, stock dividend or other subdivision (including any combination, recapitalization or otherwise) or any other capital reorganization of the Common Stock that is covered by Article Four, Sections 2.5(d) and (e) of the Certificate;

(f) shares of Common Stock or preferred stock issued in connection with the exercise of Options (as defined in the Certificate) or the exchange or conversion of Convertible Securities (as defined in the Certificate), in each case, that are outstanding as of the date hereof;

(g) shares of Common Stock or preferred stock issued pursuant to a bona fide acquisition of or by the Company of another person or entity by merger, purchase of substantially all of the assets or other business combination or reorganization or to a joint venture agreement, provided, that such acquisition is approved by the Board, including a majority of the then-serving Preferred Directors; and

(h) securities offered by the Company to the public pursuant to its initial public offering.

2.3 Procedures. If the Company proposes to offer or sell New Securities, it shall give written notice to each Investor of its bona fide intention to offer or sell such New Securities (the “Notice”), describing the number or amount of New Securities and the price and terms upon which the Company proposes to offer or sell such New Securities. Each Investor shall have 15 business days from the date of such Notice to elect to purchase or acquire up to such Investor’s Pro Rata Share of such New Securities for the price and on the terms specified in the Notice by giving written notice to the Company and stating in such notice the number or amount of New Securities to be purchased or acquired (not to exceed such Investor’s Pro Rata Share). If any Investor fails to so agree in writing within such 15 business day period to purchase or acquire all or any portion of such Investor’s Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right under this Agreement to purchase or acquire that part of its Pro Rata Share of such New Securities that such Nonpurchasing Holder did not so elect to purchase or acquire. Promptly after the expiration of such 15 business day period, the Company shall give each Investor who has timely elected to purchase or acquire its full Pro Rata Share of such New Securities (a “Purchasing Holder”) written notice of the number or amount of such New Securities that the Nonpurchasing Holders failed to elect to purchase or acquire (the “Overallotment Notice”). Each Purchasing Holder shall have the right to elect to purchase or acquire such Purchasing Holder’s Pro Rata Share (or any other share agreed to by each Purchasing Holder) of such New Securities at any time within five business days after receiving the Overallotment Notice.

2.4 Sales by Company. If all New Securities referred to in the Notice are not elected to be purchased or acquired as provided in Section 2.3, the Company may, during the 90-day period following the expiration of the periods set forth above, offer and sell all or any New Securities that were not elected to be purchased or acquired by the Investors, at a price not less than, and upon terms not materially more favorable to the purchasers of such New Securities than, specified in the Company’s Notice. If the Company has not entered into an agreement for the sale of the New Securities within such period, or if such agreement has not been consummated within 30 days of the execution thereof, the Company shall not offer or sell any New Securities without re-offering such New Securities to the Investors pursuant to this Section 2.

2.5 Spin-Out Preemptive Rights. If at any time any of the following should occur without the approval of the Board (including a majority of the then-severing Preferred Directors) (a) the Company creates a Subsidiary that is not a Wholly Owned Subsidiary; (b) any Wholly Owned Subsidiary sells or transfers any shares of capital stock to any entity that is not a Wholly Owned Subsidiary; (c) any Wholly Owned Subsidiary merges, consolidates or takes any other action that results in such Subsidiary not remaining a Wholly Owned Subsidiary; or (d) any Wholly Owned Subsidiary sells all or substantially all of its assets (in a transaction that is not a Deemed Liquidation Event (as defined in the Certificate)) to any person or entity that is not a Wholly Owned Subsidiary, then, unless otherwise elected by the holders of a majority of the outstanding shares of Preferred Stock, in each case the Company shall cause such Subsidiary (or the surviving or successor entity or purchaser of assets) (the “Spin-out Entity”) to (i) issue to each Investor shares of preferred stock of the Spin-out Entity having relative rights, privileges and preferences equivalent to the relative rights, privileges and preferences of the Preferred Stock and (ii) enter into agreements with each Investor having substantially the same rights as any agreements between such Investor and the Company. The number of shares of such preferred stock of the Spin-out Entity issued to each Investor shall be sufficient so that the Investor shall thereafter have an equity ownership interest in the Spin-out Entity equivalent to its equity ownership interest in the Company at such time on a Fully Diluted Common Stock basis.

2.6 Termination. The right of first offer under this Section 2 shall terminate (a) immediately prior to the closing of (i) a Qualified Public Offering (as defined in the Certificate) or (ii) the acquisition by a single purchaser of all of the issued and outstanding shares of Common Stock and Preferred Stock held by the Investors, (b) at any time indicated in the written agreement of the Company, the holders of a majority of all outstanding shares of Preferred Stock, voting as a single-class and on an as-converted basis, the holders of a majority of the outstanding shares of Series E Preferred Stock, voting as a separate series, and the holders of a majority of the outstanding shares of Series F Preferred Stock, voting as a separate series or (c) the effective time of any liquidation, winding up or dissolution of the Company, either voluntary or involuntary, or a Deemed Liquidation Event (as defined in the Certificate). In addition, the rights of Investors with respect to New Securities and the securities of any Spin-out Entity (“Spin-out Shares”) shall not be applicable to any Investor if (y) (A) at the time of the issuance of New Securities or Spin-out Shares, as applicable, such Investor is not an accredited investor within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or shall fail to submit to the Company such further assurances of such status as may be reasonably requested by the Company and (B) such issuance of New Securities or Spin-out Shares, as applicable, are otherwise being offered only to accredited investors or (z) the Investor or any person that would be deemed a beneficial owner of the securities of the Company held by the Investor (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification under the Securities Act.

Section 3. INFORMATION RIGHTS.

3.1 Financial Information. Subject to Section 3.7, the Company shall furnish the following reports to each Investor:

(a) As soon as practicable (and in any event within 90 days) after the end of each fiscal year of the Company (i) a statement of stockholders’ equity and (ii) a consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its Subsidiaries, if any, for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail audited and certified by independent public accountants of nationally recognized standing selected by the Company.

(b) As soon as practicable (and in any event within 45 days) after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company (i) a statement of stockholders’ equity and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of each such quarterly period and consolidated statements of income and cash flows of the Company and its Subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments, except that such financial statements need not contain the notes required by GAAP, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s operating budget then in effect, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

(c) As soon as practicable (and in any event within 30 days) after the end of each calendar month, (i) a statement of stockholders’ equity and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of each such monthly period and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries, if any, for such period and for the current fiscal year to date, in each case prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year.

(d) As soon as available, but in any event not later than 45 days prior to the beginning of each new fiscal year, an operating budget for such fiscal year approved by the Board.

(e) As soon as practicable (and in any event within 30 days) after the end of each quarter of each fiscal year, a current capitalization table of the Company certified by the principal financial or accounting officer of the Company.

(f) With reasonable promptness, such other notices, information and data with respect to the Company and its Subsidiaries, if any, as the Company delivers to the holders of Common Stock and such other financial and accounting information and data as an Investor may from time to time reasonably request.

If, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then, in respect of such period, the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries.

3.2 Additional Information and Rights.

(a) Subject to Section 3.7, the Company shall permit any Investor (or its accountants and counsel) reasonable access to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss its affairs, finances and accounts with the Company’s officers and its independent public accountants, all at such reasonable times during normal business hours and as often as any such person may reasonably request. Investors may exercise their rights under this Section 3.2(a) only for purposes reasonably related to their interests under this Agreement, related agreements or otherwise in connection with their investment in the Company.

(b) The provisions of Section 3 shall not be in limitation of any rights that any Investor may have with respect to the books and records of the Company and its Subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

(c) Each Investor who represents to the Company that it is a “venture capital operating company” for purposes of Department of Labor Regulation Section 2510.3-101 shall, in addition, have the right to consult with and advise the officers of the Company as to the management of the Company.

3.3 Material Changes and Litigation. The Company shall promptly notify each Investor of any material adverse change in the business, prospects, assets or condition, financial or otherwise, of the Company and of any litigation or governmental proceeding or investigation brought or, to the Company’s knowledge, threatened against the Company, or against any officer, director, employee or stockholder of the Company that materially adversely affects or that, if adversely determined, could reasonably be expected to materially adversely affect its business, prospects, assets or condition, financial or otherwise.

3.4 Observer Rights. LiveOak, BVP, SG and Georgian may each designate one representative to attend all meetings of the Board in a nonvoting observer capacity, to receive notice of such meetings, and to receive the information provided by the Company to its directors at the same time and in the same manner as provided to such directors; provided, that the Company may require as a condition precedent to LiveOak, BVP, SG and Georgian’s rights under this Section 3.4 that the persons proposing to attend any meeting of the Board and the persons to have access to any of the information provided by the Company to the directors shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise; and, provided, further, that the Company reserves the right not to provide information and to exclude such persons from any meeting or portion of such meeting if delivery of such information or attendance at such meeting by such persons would result in a waiver of the attorney-client privilege or the disclosure of trade secrets to LiveOak, BVP, SG and Georgian or their respective representatives.

3.5 Termination of Information Rights. The covenants set forth in this Section 3 shall terminate and be of no further force or effect (a) immediately before the consummation of the IPO, (b) upon the Company becoming subject to the reporting requirements of the Exchange Act or (c) upon a Deemed Liquidation Event (as defined in the Certificate), whichever event occurs first.

3.6 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.6 by such Investor), (b) is or has been independently developed or conceived by the Investor without reference to or use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.6; (iii) to any existing or prospective affiliate, partner, member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, provided, that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided, that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.7 Limitations. Notwithstanding anything herein to the contrary, the Company shall not be required to provide any Investor with access to any information where the Company reasonably and in good faith determines (a) such information relates to the details of contracts with or work performed for specific customers and other business partners and to do so would violate confidentiality obligations to those parties, provided, however, that nothing in this clause (a) shall impair the right of the Investors to financial information regarding the Company as a whole that the Investor would otherwise be entitled to receive pursuant to the terms and conditions of this Section 3, (b) such information is highly confidential or constitutes trade secrets, (c) disclosure of such information would adversely affect the attorney-client privilege between the Company and its counsel or (d) such Investor is a competitor of the Company (provided, that none of LiveOak, BVP, SG or Georgian shall be deemed to be a competitor of the Company).

Section 4. ADDITIONAL COVENANTS.

4.1 Certain Affirmative Covenants. The Company shall at all times:

(a) maintain in full force and effect all leases, licenses, permits and other rights material to the operation of the business of the Company;

(b) maintain its corporate existence and its business and maintain all properties that are reasonably necessary for the conduct of its business, now or hereafter owned by it, in good repair, working order and condition, reasonable wear and tear excepted, and make any replacements of properties necessary for the successful operation of its business;

(c) comply in all material respects with all material contracts, permits or other agreements or instruments to which it is now or hereafter a party or by which it or any of its properties and assets are now or hereafter bound, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves have been established on its books with respect to such contracts, permits or other agreements or instruments in accordance with GAAP;

(d) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its respective properties or upon the income or profits from its respective properties (in each case before the same become delinquent and before penalties accrue on such properties) and all claims for labor, materials or supplies that if unpaid might by law become a lien or other encumbrance upon any of its respective properties, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its respective books with respect to such taxes, assessments, governmental charges and claims for labor, materials or supplies;

(e) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect on its financial condition, operating results or business prospects;

(f) maintain a standard system of accounting established and administered in accordance with GAAP consistently applied;

(g) maintain proper books of record and account that fairly represent its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP; and

(h) use its commercially reasonable efforts to maintain on commercially reasonable terms sufficient legal rights to all Company Intellectual Property (as defined in the Purchase Agreement) without any known conflict with, or infringement of, the rights of others.

4.2 Employee Agreements. The Company will cause each person now or hereafter employed by it or by any Subsidiary (or engaged by the Company or any Subsidiary as a consultant or independent contractor) to enter into a nondisclosure and proprietary rights assignment agreement substantially in the form approved by the Board. In addition, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of a majority of the then-serving Preferred Directors. The Company shall not hire as an employee, or retain as a consultant, an Affiliate (as defined in the Stockholders’ Agreement), relative or other related party of any then current officer of the Company if the annual consideration payable under such engagement would exceed $50,000, unless such action is approved by a majority of the then-serving Preferred Directors.

4.3 Key Person Life Insurance. The Company has obtained, as of the date of this Agreement, or shall use its commercially reasonable efforts to obtain, within 90 days of the date of this Agreement, term life insurance on the life of Kiwi Alejandro Danao Camara in the amount of $2,000,000 from financially sound and reputable insurers, except as otherwise decided in accordance with policies unanimously adopted by the Board. The Company shall cause to be maintained the term life insurance required by this Section 4.3, except as otherwise decided in accordance with policies unanimously adopted by the Board. Such policies shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board.

4.4 Casualty and Liability Insurance; Directors and Officers Liability Insurance.

(a) Casualty and Liability Insurance. The Company has obtained liability and casualty insurance coverage of the types and in the amounts satisfactory to the Board. The Company shall use its commercially reasonable efforts to maintain the insurance coverage required by this Section 4.4(a) in force, except as otherwise determined by the unanimous vote of the Board. Such policies of insurance shall name LiveOak, BVP, SG and Georgian as additional insureds and as loss payees and shall prohibit cancellation or substantial modification, termination or lapse in coverage by the insurer without at least 30 days prior written notice to LiveOak, BVP, SG and Georgian, except for non-payment of premium, in which case such policies shall provide for at least 10 days prior written notice to LiveOak, BVP, SG and Georgian. The Company shall furnish to LiveOak, BVP, SG and Georgian, upon request, evidence of the insurance required to be maintained by this Section 4.4(a) in form and substance reasonably satisfactory to LiveOak, BVP, SG and Georgian.

(b) Directors and Officers Liability Insurance. The Company has also obtained directors and officers liability insurance coverage of the types, including non-rescindable Side A coverage, and in the amounts satisfactory to the Board. The Company shall use its commercially reasonable efforts to maintain the insurance coverage required by this Section 4.4(b) in force, except as otherwise determined by the unanimous vote of the Board. The Company shall furnish to LiveOak, BVP, SG and Georgian, upon request, evidence of the insurance required to be maintained by this Section 4.4(b) in form and substance reasonably satisfactory to LiveOak, BVP, SG and Georgian.

4.5 Employee and Other Stock Arrangements. Unless otherwise approved by the Board, including a majority of the then-serving Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (a) vesting of shares over a four-year period, with the first 25% of such shares vesting after 12 months of continued employment or service since the date of the grant and the remaining shares vesting in equal monthly installments over the following 36 months, and (b) a market stand-off provision substantially similar to that in Section 1.10. Any modification to or acceleration of the foregoing vesting structure shall be subject to approval of the Board, including a majority of the then-serving Preferred Directors. In addition, unless otherwise approved by the Board, including a majority of the then-serving Preferred Directors, the Company shall retain a “right of first refusal” on employee transfers until an IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

4.6 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least four times annually in accordance with an agreed-upon schedule. The Company shall cause to be established, as soon as practicable after such request, and will maintain, an audit and compensation committee, each of which shall consist solely of non-management directors. Each nonemployee director shall be entitled in such person’s discretion to be a member of any Board committee. The Company shall give each director written notice at least three days (24 hours, in the case of a telephone meeting) in advance of all meetings of the Board and all meetings of committees of the Board.

4.7 Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, a sufficient number of duly authorized shares of Common Stock for issuance upon the conversion of all outstanding shares of Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate. Before taking any action that would cause an adjustment increasing the number of shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock, the Company will take any corporate action necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock.

4.8 Qualified Small Business Stock. To the extent any shares of Preferred Stock constitute “qualified small business stock” at the time of issuance of such shares, the Company shall use commercially reasonable efforts to cause such shares of Preferred Stock, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Code, to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within 20 business days after any Investor’s written request therefor, the Company shall, at its option, either (a) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (b) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable the Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

4.9 Expenses. The Company shall reimburse all persons serving as directors for their actual and reasonable out-of-pocket expenses incurred (consistent with the Company’s travel policy) in attending meetings of the Board and all committees of the Board and otherwise incurred in fulfilling their duties as directors. If the Series A Director, the Series B Director, the Series C Director or the Series E Director is not able to attend a Board meeting, the Company shall reimburse one person designated by LiveOak, BVP, SG or Georgian, as applicable, for actual and reasonable out-of-pocket expenses incurred in attending such meeting as an observer.

4.10 Indemnification Agreements. At the date of the Closing (as defined in the Purchase Agreement) and on each later date that a director is first elected or appointed to the Board, the Company shall enter into an indemnification agreement in substantially the form approved by the Board with each director of the Company who is elected or appointed to the Board on such date.

4.11 “Bad Actor” Notification. Each party to this Agreement will promptly notify each other party to this Agreement in writing if it or, to its knowledge, any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act held by such party (but excluding any other party to this Agreement who may be deemed to beneficially own such securities by reason of such party’s execution of this Agreement)) becomes subject to any Bad Actor Disqualification; provided, that notwithstanding anything to the contrary in this Agreement, no party makes any representation or covenant regarding any person or entity that may be deemed to be a beneficial owner of the Company’s voting equity securities held by such party solely by virtue of that person or entity being or becoming a party to (a) this Agreement, or (b) any other contract or written agreement to which the Company and such party are parties regarding (1) the voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) the investment power, which includes the power to dispose, or to direct the disposition of, such security.

4.12 Termination of Certain Covenants. The covenants of the Company contained in Sections 4.1 through 4.10 shall terminate and be of no further force or effect at the time of and subject to the earlier of (a) the closing and funding of a Qualified Public Offering (as defined in the Certificate) or (b) the consummation of a Deemed Liquidation Event (as defined in the Certificate).

Section 5. MISCELLANEOUS PROVISIONS.

5.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an affiliate of a Holder; (b) is a Holder’s immediate family member or trust for the benefit of an individual Holder or one or more of such Holder’s immediate family members; or (c) after such transfer, holds at least 5,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations); provided, however, that (i) such assignment is in connection with a transfer of Registrable Securities in compliance with Section 1.13 and (ii) (A) in the case of an assignment by a Common Holder, such transferee shall be deemed a Common Holder for purposes of this Agreement with respect to the Registrable Securities so transferred and (B) in the case of an assignment by an Investor, such transferee shall be deemed an Investor for purposes of this Agreement with respect to the Registrable Securities so transferred. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (x) that is an affiliate or stockholder of a Holder; (y) who is a Holder’s immediate family member; or (z) that is a trust for the benefit of an individual Holder or such Holder’s immediate family member shall be aggregated together and with those of the transferring Holder; provided, further, that all transferees who would not qualify individually for assignment of rights shall have a single attorney in fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement. Subject to the foregoing and except as otherwise provided herein, the terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.2 Purchasers or Transferees. Any person who acquires Registrable Securities and to whom any rights under this Agreement are assigned shall be bound by all of the terms and conditions of this Agreement and deemed a Holder to the same extent as the transferor and, as a condition to the transfer of any such rights, such person shall execute and deliver a counterpart signature page hereto thereby agreeing to be bound by and subject to the terms of this Agreement.

5.3 Amendment; Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the shares of Preferred Stock then outstanding; provided, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in the same fashion it being agreed (a) that a waiver or amendment of the third sentence of Section 4.6 shall require the written consent of each of LiveOak, BVP, SG and Georgian, (b) that a waiver of the provisions of Section 2 with respect to a particular transaction shall be deemed to not apply to all Investors in the same fashion if any Investor, by agreement with the Company, purchases securities in such transaction and each other Investor is not offered the opportunity to participate on the same basis in proportion to their respective holdings of Fully Diluted Common Stock and (c) any amendment, termination or waiver of Sections 3.4, 4.4 or 4.9 with respect to LiveOak, BVP, SG or Georgian shall require the written consent of LiveOak, BVP, SG or Georgian, as applicable. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 5.3 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

5.4 Restrictive Legends. Each certificate representing any shares of Common Stock or Preferred Stock issued after the date hereof to any Investor shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN INVESTORS’ RIGHTS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT INVESTORS’ RIGHTS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing shares of Common Stock or Preferred Stock issued after the date hereof to any Investor to bear the legend required by this Section 5.4, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing such shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing such shares of Common Stock or Preferred Stock to bear the legend required by this Section 5.4 and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement except as expressly provided in this Agreement.

5.6 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

5.7 Jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Delaware Court of Chancery and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Delaware Court of Chancery or the United States District Court for the District of Delaware; and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.8 Counterparts. This Agreement may be executed in multiple counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

5.9 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs of this Agreement and exhibits and schedules attached to this Agreement, all of which exhibits and schedules are incorporated in this Agreement by this reference.

5.10 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile or electronic transmission or by nationally recognized overnight delivery service or by first class, certified or registered mail, return receipt requested, postage prepaid:

If to the Company:

CS Disco, Inc.

3700 N. Capital of Texas Highway, Suite 150

Austin, TX 78746

Attention: Kiwi Alejandro Danao Camara

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Attention: Paul R. Tobias

Telephone: (512) 542-8450

Facsimile: (512) 236-3266

Email: ptobias@velaw.com

or at such other address or addresses as may have been furnished by giving five days’ advance written notice to all other parties.

If to an Investor, at its address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company by giving five days advance written notice.

If to a Common Holder, at his or her address set forth on Exhibit B, or at such other address or addresses as may have been furnished to the Company by giving five days advance written notice.

Notices provided in accordance with this Section 5.10 shall be deemed sent upon mailing or transmission.

5.11 Costs and Attorneys’ Fees. If any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated under this Agreement, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions from any such action, suit or other proceeding.

5.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

5.13 Entire Agreement and Waiver. This Agreement, together with all exhibits and schedules to this Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations (including, without limitation, under the Fourth Amended and Restated Agreement) between the parties with respect to the subject matter of this Agreement. By execution of this Agreement, each Investor, on behalf of itself, its affiliates and the other Investors, hereby waives any rights on subsequent issuances and notice rights it has or may have had under Section 2 of the Fourth Amended and Restated Agreement or otherwise, with respect to the Company’s proposed offer and sale of Series F Preferred Stock pursuant to the Purchase Agreement and all shares of Common Stock issuable upon conversion of such shares of Series F Preferred Stock (as the same may be adjusted from time to time for stock splits, subdivisions and combinations, reclassifications and similar corporate actions with respect to such shares of Series F Preferred Stock and Common Stock).

5.14 Further Assurances. From and after the date of this Agreement, upon the request of the Investors or the Company, the Company and the Investors shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

5.15 Adjustments for Stock Splits, etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or preferred stock of the Company of any class or series, or a price per share of such stock, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

5.16 Aggregation of Shares. All shares of the Preferred Stock held or acquired by any Investor and its affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes of the foregoing, the shares held by any Investor that (a) is a partnership or corporation shall be deemed to include shares held by affiliated partnerships or the partners, retired partners and stockholders of such holder or affiliated partnership, or members of the immediate family (as defined below) of any such partners, retired partners and stockholders, and any custodian or trustee for the benefit of any of the foregoing persons and (b) is an individual shall be deemed to include shares held by any members of the stockholder’s immediate family (“immediate family” shall include any spouse, father, mother, brother, sister, lineal descendant of spouse or lineal descendant) or to any custodian or trustee for the benefit of any of the foregoing persons.

5.17 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Holder upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence in any such breach or default or of or in any similar breach or default occurring after such breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such breach or default. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

CS DISCO, INC.

Date:	/s/ Kiwi Alejandro Danao Camara
Name:	Kiwi Alejandro Danao Camara
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT OF

CS DISCO, INC.

COMMON HOLDERS:

/s/ Kiwi Alejandro Danao Camara
Kiwi Alejandro Danao Camara

SIGNATURE PAGE TO

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT OF

CS DISCO, INC.

COMMON HOLDERS:

/s/ Kent Radford
Kent Radford

SIGNATURE PAGE TO

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT OF

CS DISCO, INC.

INVESTORS:

LIVEOAK VENTURE PARTNERS I, L.P.

By: LOVP GP I, L.P.,
Its General Partner
By: LOVP Upper Tier GP I, L.L.C.,
Its General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Partner

LIVEOAK VENTURE PARTNERS 1A, L.P.

By: LOVP SBIC Management Services, L.L.C.
Its General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Partner

LIVEOAK I CO-INVEST L.P.
LIVEOAK I CO-INVEST II LP

By: LOVP TDA GP, LP, its General Partner
By: LOVP Upper Tier GP I, LLC, its General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Partner

LIVEOAK I CO-INVEST IV LP

By: LiveOak Co-Invest GP, LLC, its General
Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Partner

SIGNATURE PAGE TO

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT OF

CS DISCO, INC.

INVESTORS:

BESSEMER VENTURE PARTNERS VIII L.P. BESSEMER VENTURE PARTNERS VIII INSTITUTIONAL L.P.

By: Deer VIII & Co. L.P., their General Partner By: Deer VIII & Co. Ltd., its General Partner

By:	/s/ Scott Ring
Scott Ring, General Counsel

SIGNATURE PAGE TO

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT OF

CS DISCO, INC.

INVESTORS:

SG-DISCO, LLC

By: The Stephens Group, LLC its Manage

By:	/s/ Aaron Clark
Name: Aaron Clark Title: Managing Director

SIGNATURE PAGE TO

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT OF

CS DISCO, INC.

INVESTORS: GEORGIAN PARTNERS GROWTH FUND IV, LP

By: Georgian Partners IV GP, LP, its general partner By: Georgian Partners IV GP, Inc., its general partner

By:	/s/ Tyson Baber
Name: Tyson Baber Title: Partner

GEORGIAN PARTNERS GROWTH FUND (INTERNATIONAL) IV, LP

By: Georgian Partners IV GP, LP, its general partner By: Georgian Partners IV GP, Inc., its general partner

By:	/s/ Tyson Baber
Name: Tyson Baber Title: Partner

GEORGIAN COUNCIL II ULC

By:	/s/ Tyson Baber
Name: Tyson Baber Title: Partner

SIGNATURE PAGE TO

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT OF

CS DISCO, INC.

INVESTORS: BC/BL HOLDCO LLC

By:	/s/ James W. Breyer
Name: James W. Breyer Title: Authorized Person

SIGNATURE PAGE TO

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT OF

CS DISCO, INC.

EXHIBIT A

INVESTOR SCHEDULE

LiveOak Venture Partners I, L.P.

LiveOak Venture Partners 1A, L.P.

LiveOak I Co-Invest L.P.

LiveOak I Co-Invest II LP

LiveOak I Co-Invest III LP

Bessemer Venture Partners VIII L.P.

Venture Partners VIII Institutional L.P.

SG-Disco, LLC

Michael S. Lafair

Georgian Partners Growth Fund IV, LP

If notice is given to Georgian, a copy (which shall not constitute notice) shall also be sent to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Georgian Partners Growth Fund (International) IV, LP

If notice is given to Georgian, a copy (which shall not constitute notice) shall also be sent to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Georgian Council II ULC

If notice is given to Georgian, a copy (which shall not constitute notice) shall also be sent to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

BC/BL Holdco LLC

EXHIBIT B

COMMON HOLDERS

Kiwi Alejandro Danao Camara

Kent Radford

Gabe Krambs

B-1